NEWS RELEASE BERKSHIRE HILLS BANCORP Berkshire Bank-America's Most Exciting Bank
Berkshire Hills Completes Acquisition of 20 Branches in Central New York

Pittsfield, MA – January 21, 2014 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its banking subsidiary, Berkshire Bank, has completed the previously announced acquisition of 20 retail bank locations from Bank of America, effective January 17, 2014.  As a result of this transaction, Berkshire acquired approximately $450 million in deposits and $4 million in loans as of January 14, 2014, bringing the total number of branches in Berkshire's footprint to 91 across New England and New York.

The branches are located in the eastern and central New York cities of Amsterdam, Cairo, Chatham, Glens Falls, Greenville, Hudson, Ilion, Johnstown, Little Falls, New Hartford, New Lebanon, Queensbury, Utica, West Winfield and Whitesboro.

Chairman and CEO Michael Daly stated, "We are thrilled to welcome the customers and employees of these branches to America's Most Exciting Bank®. Our expanded footprint in New York will benefit both existing and new customers through enhanced convenience and active community support, while improving the quality and value of our franchise.  With the help of our regional leaders, we look forward to building upon the momentum in these markets.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has approximately 91 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact
Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact
Ray Smith, Assistant Vice President – Marketing; 413-236-3756